Exhibit A


         This Form 3 is filed by Redwood Acquisition Corp., a Pennsylvania corporation ("Redwood"), Jeffrey K. Harrow ("Harrow"), Scott J. Tarte ("Tarte"), Robert Ginsburg ("Ginsburg"), Alan I. Goldberg ("Goldberg") (Ginsburg, Harrow, Tarte and Goldberg collectively referred to as the "Initial Group"), Seymour Hernes ("Hernes"), Donald R. Sparks, Sr. ("Sparks"), Fred Cohen ("Cohen") and Charles Stetson, Jr. (a/k/a Lombard Associates) ("Stetson"; Redwood, Hernes, Cohen, Sparks and Stetson referred to as the "Second Group", and the Initial Group and the Second Group collectively referred to as the "Group"), pursuant to
Section 16 ("Section 16") of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 16a-3(j) promulgated thereunder with respect to their beneficial ownership of securities of Marlton Technology, Inc. (the "Company"). Each of the foregoing persons and entities is referred to individually as a "Member" and are referred to collectively as the "Members" or the "Group". The business address for each Member is 2828 Charter Road, Philadelphia, Pennsylvania, 19154, except for Stetson whose business address is 115 East 62nd Street, New York, NY 10021. The Company's ticker symbol is MTY. Each member hereby designates Redwood as the designated filer of this Form 3. The Group does not currently include Michael Tomkin who ceased being a member in February/March 2003 (and this Form 3 does not report information about Mr. Tomkin except as otherwise expressly provided herein). The term "Shares" means the shares of the common stock of the Company. The information set forth herein does not reflect (i) the sale by Ginsburg of 2,000 Shares and 1,000 Shares on August 15 and 18, 2003, respectively, at a price of $0.48 per share, (ii) the purchase by each of Harrow and Tarte of 44,148 Shares on August 5, 2003 at a price of $0.40 per share in a private transaction and (iii)any other transactions effected by the persons identified herein subsequent to August 15, 2003.

         On October 23, 2002, members of the Initial Group advised the Company's board of directors that they desired to purchase all of the Shares not already owned by them. As a result of such proposal, the members of the Initial Group may have been deemed, pursuant to Section 13(d) (3) of the Exchange Act, to have formed a group. As of such date, the Initial Group beneficially owned an aggregate of 5,459,547 Shares (without giving effect to the derivative securities held by them) and warrants, rights and other options to acquire 6,551,976 Shares.

         In February 2003, Redwood and the Company entered into a merger agreement. The merger agreement contemplated that the Shares owned by all the Company shareholders (other than the Group (and Tomkin)) would be converted into the right to receive $0.30 per share. At the completion of the merger, the Group would have been the owners of Marlton. As a result of the merger agreement, the members of the Initial Group and the Second Group may have been deemed, pursuant to Section 13(d)(3) of the Exchange Act, to have formed a group. As of February 20, 2003, the date of the merger agreement, the Group beneficially owned 6,392,426 Shares (excluding derivative securities held by them) and warrants, options and other rights to acquire 6,613,975 Shares.

         In June 2003, the Company and Redwood terminated the merger agreement and in connection therewith, each Member has disclaimed membership in the Group; thus, there is effectively no more Group. The filing by the Members of this Form 3 does not constitute an acknowledgement that the Group continues in effect.

         Set forth below is a table reflecting securities of the Company in which each Member had a pecuniary interest as of February 20, 2003. The terms used in this table have the meanings ascribed to them by Section 16 and the rules and regulations promulgated thereunder. All of the securities reflected as owned by a person are owned directly by such person except for shares held indirectly for the benefit of Goldberg and Ginsburg, pursuant to the Company's 401(k) plan.

                 Non-Derivative Securities     Derivative Securities
                 Beneficially Owned            Beneficially Owned (2)
Name             -------------------------     ----------------------
Harrow                   2,005,000                   2,025,734
Tarte                    2,000,000                   2,000,000
Goldberg                    404,551(1)                 896,221
Ginsburg                 1,048,996(1)                1,630,021
Sparks                     108,267                        ---
Cohen                       89,213                      30,000
Hernes                      32,473                      31,999
Stetson                    703,926                        ---
Redwood                          0                           0


(1) Excludes 110,674 shares held by the Company's 401(k) plan of which such person is a trustee. Such person disclaims beneficial ownership of the Shares held by such plan, except for those Shares held for his benefit as a participant in such plan.

(2) The exercise price, exercise period and other information required by Form 3 with respect to the Derivative Securities owned by Members of the Initial Group has previously been reported in prior filings.

         Each of the undersigned hereby authorizes the filing of this Form 3 and designates Redwood as the designated filer of this Form 3 and any and all amendments thereto.


Dated: September 4, 2003    Redwood Acquisition Corp.
                           By:  /s/ Jeffrey K. Harrow
                                    -----------------
                                    Jeffrey K. Harrow, Chairman



Dated: September 4, 2003       /s/ Jeffrey K. Harrow
                                   -----------------
                                   Jeffrey K. Harrow


Dated: September 4, 2003       /s/ Scott J. Tarte
                                   --------------
                                   Scott J. Tarte



Dated: September 4,  2003     /s/ Robert B. Ginsburg
                                  ------------------
                                  Robert B. Ginsburg


Dated: September 4, 2003      /s/ Alan I. Goldberg
                                  ----------------
                                  Alan I. Goldberg



Dated: September 4, 2003      /s/ Seymour Hernes
                                  --------------
                                  Seymour Hernes




Dated: September 5, 2003      /s/ Donald R. Sparks, Sr.
                                  ---------------------
                                  Donald R. Sparks, Sr.


Dated: September 5, 2003      /s/ Fred Cohen
                                  ----------
                                  Fred Cohen


Dated: September 5, 2003     /s/  Charles P. Stetson, Jr.
                                  (a/k/a Lombard Associates)
                                  ------------------------
                                  Charles P. Stetson, Jr.
                                  (a/k/a Lombard Associates)